Exhibit 99.1

Wireless Telecom Group INC.

25 Eastmans Road, Parsippany, NJ 07054
Tel. (973) 386-9696   Fax (973) 402-4042

WIRELESS TELECOM GROUP ANNOUNCES 1.3M INCREASE IN SHARE REPURCHASE PROGRAM AND RESIGNATION OF HAZEM BEN-GACEM AS BOARD OF DIRECTOR

NEWS RELEASE

Contact:	Robert Censullo
(973) 386-9696

For Immediate Release

Tuesday, September 13, 2011

Parsippany, New Jersey – Wireless Telecom Group, Inc. (NYSE Amex: WTT) announced today that its Board of Directors (the “Board”) has authorized a modification to the Company’s 2008 stock repurchase program. The authorization increases the number of shares allowed to be repurchased under the program from approximately 1.3 million shares to approximately 2.6 million shares. To date, approximately 1.1 million shares have been repurchased under the current program. Purchases will continue to be made from time to time in the open market at Management’s discretion. The stock repurchase program does not have an expiration date and the timing and amount of shares repurchased will be determined by a number of factors including the levels of cash generation from operations, cash requirements for investments, and current share price. The stock repurchase program may continue to be modified or discontinued at any time.

The Company also announced today the resignation of Hazem Ben-Gacem as a Director of the Company. His resignation was effective September 8, 2011. Mr. Ben-Gacem has served as a Director since July 2005. Also effective September 8, 2011, by unanimous vote, the Board elected Anand Radhakrishnan as a member of the Board to fill the vacancy created by Mr. Ben-Gacem’s resignation.

Paul Genova, CEO of Wireless Telecom Group, Inc. stated, “Our Board’s authorization to expand the share repurchase program highlights the strength of our balance sheet and demonstrates a growing confidence in the Company’s ability to generate positive future cash flows. We feel more than ever that at this time the repurchase of our shares is an effective use of our capital which will benefit our shareholders.”

Genova continued, “On behalf of the Board we want to thank Hazem for his considerable contributions over the years. His experience, guidance and leadership proved invaluable throughout his tenure on the Board of Directors.”

Wireless Telecom Group designs and manufactures radio frequency (RF) and microwave-based products for wireless and advanced communications industries and markets its products and services worldwide under the Boonton, Microlab and Noisecom brands. Its complementary suite of high performance instruments and components includes peak power meters, signal analyzers, power splitters, combiners, diplexers, noise modules, precision noise and generators. The Company serves both commercial and government markets with workflow-oriented, WiFi, WiMAX, satellite, cable, radar, avionics, medical, and computing applications. Wireless Telecom Group is headquartered in Parsippany, New Jersey, in the New York City metropolitan area, and maintains a global network of Sales and Service offices for excellent product service and support.

Wireless Telecom Group’s website address is http://www.wtcom.com. Except for historical information, the matters discussed in this news release may be considered "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. Such risks and uncertainties are identified in the Company's reports and registration statements filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2010.